 Exhibit (h)(4)

AMENDMENT TO SELLING AGREEMENT

This AMENDMENT TO SELLING AGREEMENT (“Amendment”) is made effective as of July 29, 2013 (the “Effective Date”), by and among BlackRock Investments, LLC (the “Distributor”), BlackRock Preferred Partners LLC (the “Fund”) and Ameriprise Financial Services, Inc. (“Ameriprise Financial”).

WHEREAS, the Distributor, the Fund and Ameripirse Financial entered into that certain Selling Agreement, effective July __, 2013 (the “Agreement”), under which Ameriprise Financial agreed to sell Units to its customers; and

WHEREAS, Ameriprise Financial, the Fund and the Distributor wish to further amend certain terms set forth in the Agreement, specifically to more precisely set forth Ameriprise Financial’s role in the distribution of Units under the terms of Agreement.

NOW, THEREFORE, in consideration of the premises, the mutual promises contained in the Agreement and herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby amend the Agreement as follows:

1.     Section 6(r) of the Agreement shall be deleted in its entirety and replaced with the following:

(r) Legal and Marketing Name. The legal name of Ameriprise Financial is ‘Ameriprise Financial Services, Inc.’ and the marketing name of Ameriprise Financial is ‘Ameriprise Financial.’  Ameriprise Financial shall promptly notify the Fund or the Distributor in writing of any change to its legal or marketing name.  The Fund and the Distributor acknowledge that the Distributor is permitted to distribute Units, including through financial intermediaries, and that Ameriprise Financial agrees, pursuant to this Agreement, to participate in the distribution of Units solely as a broker/dealer.  The Distributor may use Ameriprise Financial’s legal name or marketing name in the Prospectus to disclose its participation in the distribution of the Units as a broker/dealer, or as otherwise agreed to by the parties in writing; provided, however, that any such use of Ameriprise Financial’s legal name and marketing name shall be subject to Ameriprise Financial’s prior review and consent, which consent shall be delivered in a timely fashion and not be unreasonably withheld.

2.      Capitalized terms used but not defined herein shall have the meanings assigned to them in the Agreement.

3.      Except as amended hereby, all other terms and conditions of the Agreement shall remain in full force and effect in accordance with their terms.

If the foregoing is in accordance with your understanding and agreement, kindly sign and return the attached duplicate of this Amendment to us, whereupon this instrument will become a binding agreement between the undersigned in accordance with its terms.

[Signature page to follow]

Ameriprise Financial Services, Inc. By: ___________________________ Name: _________________________ Title: __________________________	BlackRock Investments, LLC By: ___________________________ Name: _________________________ Title: __________________________
BlackRock Preferred Partners LLC By: ___________________________ Name: _________________________ Title: __________________________